                                                                   EXHIBIT 10.10

                       RELEASE AND TERMINATION AGREEMENT

     This Release and Termination Agreement (the "Agreement") is executed as of the 24th day of September, 1997, by and among South Coast Exploration Company ("South Coast"), Weisser, Johnson & Co. Capital Corporation ("Weisser Capital"), Weisser, Johnson & Co. ("Weisser Co."), Ron A. Krenzke ("Krenzke"), Craig S. Davis ("Davis") and Philip V. Duggan ("Duggan").

                                    RECITALS

     WHEREAS, as of September 1, 1995, South Coast, Weisser Co., Krenzke, Davis and Duggan entered into an Option Agreement (the "Option Agreement") in which Krenzke, Davis and Duggan granted Weisser Co. an option to purchase certain shares of South Coast;

     WHEREAS, as of December 16, 1996, South Coast and Weisser Capital entered into a Letter Agreement (the "Letter Agreement") which specified agreements between the parties concerning the assistance of Weisser Capital to South Coast as its financial advisor in connection with possible business combinations and transactions contemplated by South Coast;

     WHEREAS, pursuant to Section 10.02(i) of the Acquisition Agreement and Plan of Organization (the "Acquisition Agreement") dated as of August 19, 1997, by and among Araxas Energy Corporation, an Oklahoma corporation, Araxas Holdings, Inc., and the other parties named in the Acquisition Agreement, South Coast agreed that prior to the closing of the Acquisition Agreement it would have the Option Agreement and Letter Agreement waived, released, settled or discharged without any payment or other consideration paid or incurred by the South Coast Entities (as defined in the Acquisition Agreement) (except as contemplated in the Disclosure Schedule of the South Coast Entities); and

     WHEREAS, Weisser Co. and Weisser Capital have agreed to release and terminate the Option Agreement and the Letter Agreement, respectively, subject to the conditions of this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Weisser Co. and Weisser Capital, respectively, hereby terminate the Option Agreement and the Letter Agreement and release and discharge all of their rights and interests held by them pursuant to the provisions of the Option Agreement and the Letter Agreement and all documents relating to the transactions contemplated by such agreements.

     2. In exchange for the release of the Option Agreement and the Letter Agreement Krenzke, Davis and Duggan agree to grant Weisser Co. an option (the "Option") to purchase certain shares of Common Stock of XPLOR Energy, Inc. ("XPLOR") received by Krenzke, Davis and Duggan pursuant to the transactions contemplated in the Acquisition Agreement. This Option expires on September 1, 2002 and represents the right to purchase an aggregate total of 8,658 shares of the Common Stock of XPLOR from Krenzke, Davis and Duggan. The terms of the Option are specifically set forth in a new option agreement executed by Krenzke, Davis, Duggan and Weisser Co. attached to this Agreement as Exhibit "A."

     3. South Coast shall also pay Weisser Capital a fee of $150,000 for advising fees owed to Weisser Capital pursuant to the Letter Agreement, which fee shall be payable at the closing of the Credit Agreement (the "Credit Agreement") between Araxas SPV-1, Inc. and Credit Lyonnais New

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

York Branch dated as of September 24, 1997, or at such other time as agreed to between the parties to this Agreement.

     4. South Coast shall also pay to Weisser Capital on each October 1, January 1, April 1, and July 1, beginning on October 1, 1997 and until the Common Stock of XPLOR is either traded on a public securities exchange or this
Section 4 is terminated upon reasonable notice to Weisser Capital: (a) $25,000 and (b) all reasonable out-of-pocket expenses incurred by Weisser Capital in connection with its transactions with South Coast.

     5. Weisser Co. agrees to grant its proxy to Krenzke to exercise voting rights on any XPLOR Common Stock received by exercise of the Option until December 15, 1998, or the date on which the Common Stock of XPLOR is traded on a public securities exchange. Until the time XPLOR's Common stock is publicly traded, Weisser Co. shall also grant to Krenzke, Davis and Duggan, in the event that Weisser Co. decides to sell any or all of its interests in any XPLOR Common Stock held by it, a right to purchase the interests offered for sale at the sales price specified by Weisser Co. on a pro rata basis. Each of Krenzke, Davis and Duggan will have thirty (30) days from Weisser Co.'s written notice of the intention to sell and at least fifteen (15) days from Weisser Co.'s written notice of the sale price to commit to purchase the interests, and an additional thirty (30) days from such commitment to pay the purchase price to Weisser Co. If any of Krenzke, Davis or Duggan declines to purchase his pro rata portion of the offered interests, Weisser Co. may sell such interests left unpurchased at or above the specified sales price, but not at a lower price.

     6. South Coast agrees to continue to indemnify Weisser Capital in accordance with the indemnification provision (the "Indemnification Provisions") attached to this Agreement as

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Exhibit "B," which indemnification Provisions are incorporated herein and made a part hereof for all purposes.

     7. The parties agree that any dispute hereunder, other than matters relating to the indemnification provisions attached hereto, shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association. The decision of such arbitrator or panel of arbitrators shall be conclusive and binding upon the parties. Such proceeding shall be promptly entered into in Houston, Texas and may be governed by and conducted in accordance with the laws of the State of Texas.

     8. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE FULLY PERFORMED THEREIN.

     9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

     10. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

                                ***************

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     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written by the parties or the authorized representative of the parties.
                         WEISSER, JOHNSON & CO. CAPITAL CORPORATION


                         By: /s/ Frank M. Weisser
                             -----------------------------------
                             Frank M. Weisser, Managing Director


                         WEISSER, JOHNSON & CO.


                         By: /s/ Frank M. Weisser
                             -----------------------------------
                             Frank M. Weisser, Managing Director


                         SOUTH COAST EXPLORATION COMPANY


                         By: /s/ Ron A. Krenzke
                             -----------------------------------
                             Ron A. Krenzke, President


                             /s/ Craig S. Davis
                             -----------------------------------
                             Craig S. Davis


                             /s/ Ron A. Krenzke
                             -----------------------------------
                             Ron A. Krenzke


                             /s/ Philip V. Duggan
                             -----------------------------------
                             Philip V. Duggan

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

                                                                     EXHIBIT "B"


                           INDEMNIFICATION PROVISIONS


     South Coast Exploration Company (the "Company") agrees to indemnify and hold harmless, Weisser, Johnson & Co. Capital Corporation (the "Advisor") against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigations, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which the Advisor is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Advisor acting for the Company, including, without limitation, any act or omission by the Advisor in connection with its acceptance of or the performance or nonperformance of its obligations under the agreement dated December 16, 1996, between the Advisor and the Company, as it may be amended from time to time (the "Agreement"), (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from information furnished by the Company to the Advisor; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Advisor. The Company also agrees that the Advisor shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming through the Company for or in connection with the engagement of the Advisor, except to the extent of any such liability that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the Advisor's gross negligence or willful misconduct.

     These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to the Advisor and shall extend to affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to the Advisor in these Indemnification Provisions shall be understood to include any and all of the foregoing.

     If any action, suit, proceeding or investigation is commenced, as to which the Advisor proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by the Advisor to notify the Company shall not relieve the Company from its obligations hereunder. The Advisor shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claims against the Advisor made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the Advisor, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional item thereof, the giving by the claimant to the Advisor of an unconditional release from all liability in respect of such claim.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the Advisor, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified person may be subject in accordance with the relative benefits received by the Company, on the one hand, and the Advisor on the other hand, and also the relative fault of the Company, on the one hand, and the Advisor on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the Advisor shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by the Advisor pursuant to the Agreement.

     Neither termination nor completion of the engagement of the Advisor referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

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